SURVIVORSHIP FLEXIBLE PREMIUM
VARIABLE LIFE
INSURANCE POLICY

-------------------------------------------------
Variable and/or Fixed
Accumulation Values

Flexible Premiums Payable During
Lifetime of Surviving Joint Insured

Adjustable Face Amount

Death Benefit Guarantee

Death Benefit Options

Nonparticipating
--------------------------------------------------

NOTICE

Right to Return Policy

Please read this policy carefully. If for any reason you don't want it, you may return it for a refund of all premiums paid. You must return this policy to us or your agent by midnight of the 10th day after you receive it.

We will then consider this policy void from the start and refund all premiums you paid.

The Death Benefit is payable on the death of the Surviving Joint Insured. We will pay the proceeds according to the Death Benefits portion of the Summary of Benefits on page 3, if we receive written proof that the Surviving Joint Insured died while this policy was in force. However, you must give us written proof of the first death of a Joint Insured as soon as it occurs. This policy also provides other benefits and rights. We issue this policy in consideration of the application and payment of the initial premium.

THE AMOUNT OF THE PROCEEDS PAYABLE AT THE SURVIVING JOINT INSURED'S DEATH PRIOR TO AGE 100 OF THE YOUNGER JOINT INSURED WILL BE AT LEAST EQUAL TO THE FACE AMOUNT OF THE POLICY AS LONG AS THIS POLICY IS IN FORCE AND THERE IS NO LOAN AMOUNT OR UNPAID MONTHLY DEDUCTIONS.

THE PERIOD OF TIME THIS LIFE INSURANCE STAYS IN FORCE WILL VARY DEPENDING ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, INTEREST CREDITED TO THE NET PREMIUMS ALLOCATED TO THE FIXED ACCOUNT, THE AMOUNT OF PREMIUMS YOU PAY, ANY PARTIAL
WITHDRAWALS, LOANS, AND CHARGES MADE AGAINST THIS POLICY. IF YOU PAY
PREMIUMS SUFFICIENT TO MAINTAIN THE DEATH BENEFIT GUARANTEE, WE GUARANTEE THIS POLICY WILL STAY IN FORCE DURING THE DEATH BENEFIT GUARANTEE PERIOD SHOWN ON THE POLICY DATA PAGE.

THE VARIABLE ACCUMULATION VALUE WILL INCREASE OR DECREASE REFLECTING THE

INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT.


RELIASTAR RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK Executed at our Home
Office

 P.O.  Box 9004                             John H.  Flittie President
 1000 Woodbury Road, Suite 102              /s/ John H.  Flittie
 Woodbury, NY 11797-9004

 Susan M.  Bergen Secretary
 /s/ Susan M.  Bergen

Page 1 85-438

INDEX
 PAGE
 Accumulation Value 10
 Age and Sex 27
 Allocation of Premiums 8
 Amendment 29
 Annual Statement 28
 Beneficiary 20
 Cash Surrender Value 17
 Cash Value 17
 Changes in Face Amount 6
 Changes in Death Benefit Option 7
 Claims 30
 Contract 3
 Control of Policy 20
 Conversion Right 27
 Death Benefit 5
 Definitions 3
 Death Benefit Guarantee 9
 Fixed Accumulation Value 10
 General Provisions 25
 Grace Period 9
 Incontestability 27
 Insureds 1
 Monthly Deduction 12
 Net Premium 7
 Nonforfeiture Provision 14
 Ownership 20
 Partial Withdrawal 17
 Payment of Proceeds 26
 Policy Data Page A
 Policy Loans 18
 Premiums 7
 Reinstatement 9
 Right to Return Policy 1
 Settlement Options 21
 Suicide 27

 Summary of Benefits 3
 Termination 27
 Total Surrender 17
 Transfers 14
 Variable Accumulation Value 11
 Voting of Mutual Fund Shares 25

 Additional benefits and restrictions, if any, are listed on the Policy Data
 Page.

Page 2 5391

INFORMATION                  OWNER                              John Doe
                             ---------------------------------- -------------------------------
                             POLICY DATE                        January 1, 1998
                             ISSUE DATE                         January 1, 1998
                             EFFECTIVE DATE                     January 1, 1998

                             ---------------------------------- -------------------------------
                             JOINT INSURED                      James Doe
                                SEX, ISSUE AGE                  Male, 35
                                RATE CLASS, RATING FACTOR       Preferred No Tobacco, 100%
                             ---------------------------------- -------------------------------
                             JOINT INSURED                      Jane Doe
                                SEX, ISSUE AGE                  Female, 35
                                RATE CLASS, RATING FACTOR       Preferred No Tobacco, 100%
---------------------------- ---------------------------------- -------------------------------

DEATH BENEFITS               INITIAL FACE AMOUNT                $250,000
                             CURRENT FACE AMOUNT                $250,000
                             MINIMUM FACE AMOUNT                $250,000
                             DEATH BENEFIT OPTION               Level Amount Option    (A)
                             ---------------------------------- -------------------------------
                             CORRIDOR PERCENTAGE TABLE
                                  Attained      Corridor            Attained      Corridor
                                     Age         Percent               Age         Percent
                                    0-40             250%              65            120
                                     45            215                 70            115
                                     50            185                75-90          105
                                     55            150               95-100          100
                                     60            130

                                     For ages not listed, the progression of
                                     percentages is linear between listed ages.
---------------------------- ---------------------------------- -------------------------------

PREMIUMS                     INITIAL PREMIUM                    $1,500.00
                             PLANNED PREMIUM AMOUNT             $1,500.00
                             PLANNED PREMIUM FREQUENCY          Annual
                             MINIMUM MONTHLY PREMIUM            $103.45
                             DEATH BENEFIT GUARANTEE PERIOD     47 Years
    -----------------------------------------------------------------------------------------------
    PREMIUM ALLOCATION

     64% Fixed Account
      3% Fidelity Contrafund Portfolio (FCF)              3% NorthStar Multi-Sector Bond Fund
                                      (NMS)
      3% Fidelity Equity Income Portfolio (FEI)           3% NorthStar Income and Growth Fund
                                      (NIG)
      3% Fidelity Growth Portfolio (FGP)                  3% Putnam VT Diversified Income (PDI)
      3% Fidelity High Income Portfolio (FHI)             3% Putnam VT Growth and Income (PGI)
      3% Fidelity Index 500 Portfolio (FIN)               3% Putnam VT Voyager (PVY)
      3% Fidelity Investment Grade Bond Portfolio (FIG)
      3% Fidelity Money Market Portfolio (FMM)


    We reserve the right to limit your participation to a total of seventeen Sub-Accounts over the lifetime of your Policy. Upon participation in the seventeenth Sub-Account, you would be able to allocate premiums to and transfer within the seventeen Sub-Accounts already used and which are still available, but could not participate in any other Sub-Accounts.


FIXED ACCOUNT INTEREST       MINIMUM ANNUAL INTEREST RATE         4.00%
RATES                        MINIMUM MONTHLY INTEREST RATE        0.327374%
                             LOAN INTEREST RATE                   5.66% payable in advance
                             PREFERRED LOAN INTEREST RATE         3.85% payable in advance
---------------------------- ------------------------------------------------------------------
DEDUCTIONS AND               PREMIUM EXPENSE CHARGE
CHARGES                         MAXIMUM PERCENT PREMIUM CHARGE    6.25% Years 1-10
                                                                  3.75% Years 11+
                                MAXIMUM PREMIUM                   Zero
                                   PROCESSING CHARGE
                             ------------------------------------------------------------------
                             MONTHLY EXPENSE CHARGE
                                MAXIMUM MONTHLY                   $10.00 per month
                                   ADMINISTRATIVE CHARGE
                                DEATH BENEFIT GUARANTEE CHARGE    Zero
                                MONTHLY POLICY CHARGE             Zero
                              MONTHLY AMOUNT CHARGE PER $1,000    $.055
                                  TERM                            20 Years
                                MAXIMUM MORTALITY AND             1.20% Years 1-10
                                   EXPENSE RISK CHARGE            0.55% Years 11+

                             The Mortality and Expense Risk Charge rate in years 11 and later will be 0.65% lower than the Mortality and Expense Risk
                             Charge rate concurrently being charged in years 1 through 10 on policies that have the same Mortality and
                             Expense Risk Charge rate structure.

                             ------------------------------------------------------------------
                             TABLE OF SURRENDER CHARGES
                               0     $2,125.00
                               1     $2,125.00      6      $1,912.50     11        $850.00
                               2     $2,125.00      7      $1,700.00     12        $637.50
                               3     $2,125.00      8      $1,487.50     13        $425.00
                               4     $2,125.00      9      $1,275.00     14        $212.50
                               5     $2,125.00      10     $1,062.50     15           $0.00

                             Surrender Charges grade uniformly by policy month
                             between the consecutive years shown above.
---------------------------- ------------------------------------------------------------------
NONFORFEITURE ITEMS          MORTALITY
                               1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE FOR
                             NONSMOKERS,
                                  AGE LAST BIRTHDAY, MALES
                               1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE FOR
                             NONSMOKERS,
                                  AGE LAST BIRTHDAY, FEMALES
                             ------------------------------------ -----------------------------
                             GUARANTEED INTEREST RATE ON          4.00%
                             FIXED ACCOUNT
                             PERCENT OF PARTIAL WITHDRAWAL        0% in policy year 1;
                                                                  20% per policy year in
                                                                  policy years 2-15;
                                                                  100% thereafter

--------------------------------------------------------------------------------
IMPORTANT NOTICE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE WHERE EITHER NO PREMIUMS ARE PAID FOLLOWING THE INITIAL PREMIUM, OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING, AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTION;
(3) CHANGE IN INTEREST RATES CREDITED TO THE FIXED ACCOUNT AND IN THE INVESTMENT PERFORMANCE OF THE SUB-ACCOUNTS; (4) CHANGES IN THE MONHTLY COST OF INSURANCE DEDUCTIONS FROM THE ACCUMULATION VALUE OF THIS THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL WITHDRAWAL ACTIVITY.

ADDITIONAL AMOUNTS ARE NOT GUARANTEED AND WE HAVE THE RIGHT TO CHANGE THE AMOUNT OF INTEREST CREDITED TO

THE POLICY AND THE AMOUNT OF COST OF INSURANCE OR OTHER EXPENSE CHARGES DEDUCTED FUNDER THE POLICY WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.
--------------------------------------------------------------------------------

                                OPTIONAL BENEFITS

--------------------------------------------------------------------------------------

POLICY SPLIT OPTION RIDER   RIDER EFFECTIVE DATE                  January 1, 1998
(PSO)                       RIDER ISSUE DATE                      January 1, 1998
                            RIDER EXPIRY DATE                     January 1, 2043
                            COST OF INSURANCE                     None
--------------------------------------------------------------------------------------
FOUR YEAR SURVIVORSHIP      RIDER EFFECTIVE DATE                  January 1, 1998
TERM RIDER (FTR)            RIDER ISSUE DATE                      January 1, 1998
                            RIDER EXPIRY DATE                     January 1, 2002
                            FTR FACE AMOUNT                       $250,000
                            COST OF INSURANCE RATE                See Table of Monthly
                                                                  Guaranteed COI Rates
                            MONTHLY AMOUNT CHARGE PER $1,000      $.010
--------------------------------------------------------------------------------------
SURVIVORSHIP TERM RIDER     RIDER EFFECTIVE DATE                  January 1, 1998
(STR)                       RIDER ISSUE DATE                      January 1, 1998
                            RIDER EXPIRY DATE                     January 1, 2063
                            STR FACE AMOUNT                       $250,000
                            COST OF INSURANCE RATE                See Table of Monthly
                                                                  Guaranteed COI Rates
                            MONTHLY AMOUNT CHARGE PER $1,000      $.010
                            TERM                                  20 Years

               TABLE OF MONTHLY GUARANTEED COST OF INSURANCE RATES
                                       FOR

                                   BASE POLICY
                           FOUR YEAR TERM RIDER (FTR)
                          SURVIVORSHIP TERM RIDER (STR)


      JOINT             RATE           JOINT           RATE            JOINT           RATE
      INSURED           PER           INSURED           PER           INSURED           PER
      AGES             $1,000          AGES           $1,000           AGES           $1,000
      -----            ------          ----           ------           ----           ------
      35/35            0.001           65/65           0.439           95/95          34.247
      36/36            0.001           66/66           0.521           96/96          41.323
      37/37            0.001           67/67           0.614           97/97          53.491
      38/38            0.002           68/68           0.721           98/98          73.327
      39/39            0.003           69/69           0.845           99/99          83.333
      40/40            0.004           70/70           0.993        Thereafter         0.000
      41/41            0.005           71/71           1.173
      42/42            0.007           72/72           1.393
      43/43            0.008           73/73           1.660
      44/44            0.010           74/74           1.977
      45/45            0.013           75/75           2.344
      46/46            0.015           76/76           2.761
      47/47            0.019           77/77           3.229
      48/48            0.023           78/78           3.752
      49/49            0.027           79/79           4.345
      50/50            0.032           80/80           5.027
      51/51            0.039           81/81           5.818
      52/52            0.047           82/82           6.739
      53/53            0.056           83/83           7.795
      54/54            0.067           84/84           8.980
      55/55            0.080           85/85          10.280
      56/56            0.095           86/86          11.688
      57/57            0.112           87/87          13.193
      58/58            0.132           88/88          14.794
      59/59            0.155           89/89          16.503
      60/60            0.183           90/90          18.337
      61/61            0.216           91/91          20.340
      62/62            0.257           92/92          22.592
      63/63            0.307           93/93          25.283
      64/64            0.368           94/94          28.854




The above Monthly Guaranteed Cost of Insurance Rates reflect the Rate Class and Rating Factor of each Joint Insured, as well as any applicable flat extra mortality ratings. This Table applies to the Face Amount with an effective date of January 1, 1998.

                                   BASE POLICY

       TABLE OF MONTHLY AMOUNT CHARGES PER $1,000 INCREASE IN FACE AMOUNT


  AVERAGE OF         RATE       AVERAGE OF        RATE
 JOINT INSURED       PER       JOINT INSURED      PER
      AGES          $1,000         AGES          $1,000
-     ----          ------         ----          ------
      35            0.055           65           0.225
      36            0.057           66           0.238
      37            0.059           67           0.253
      38            0.061           68           0.271
      39            0.063           69           0.292
      40            0.065           70           0.316
      41            0.067           71           0.345
      42            0.069           72           0.379
      43            0.071           73           0.418
      44            0.073           74           0.465
      45            0.075           75           0.520
      46            0.077           76           0.579
      47            0.080           77           0.642
      48            0.083           78           0.710
      49            0.087           79           0.781
      50            0.092           80           0.855
      51            0.097           81           0.934
      52            0.102           82           1.014
      53            0.109           83           1.098
      54            0.116           84           1.183
      55            0.125           85           1.270
      56            0.134
      57            0.143
      58            0.153
      59            0.162
      60            0.172
      61            0.183
      62            0.193
      63            0.204
      64            0.214


An Additional Monthly Amount Charge will apply to any approved increase in the Face Amount of the policy. The Additional Monthly Amount Charge is equal to the Monthly Amount Charge per $1,000 from the above table, multiplied by the amount of the increase in Face Amount, and divided by $1,000. This charge is based on the average age (rounded to the higher age) of the Joint Insureds on the effective date of any requested increase in Face Amount and will apply for 20 years from that date.



                   SURRENDER CHARGE ON INCREASE IN FACE AMOUNT

An Additional Surrender Charge will also apply to any approved increase in the Face Amount of the policy. The maximum Additional Surrender Charge is equal to $8.50 multiplied by the amount of the increase in Face Amount divided by $1,000. The Additional Surrender Charge is level 60 months after the increase date, after which it decreases uniformly each policy month to zero at the end of the 180th month following the increase date.

Summary of Benefits

Living Benefits

While any Joint Insured is alive, subject to this policy's provisions, you may:

Change the amount and frequency of your premium payments; Change the allocation of your premiums; Make transfers between accounts; Surrender this policy for its Cash Surrender Value; Make a Partial Withdrawal; Take a Policy Loan; Assign this policy as collateral; Change the beneficiary; Transfer ownership; and Exercise any other rights this policy provides.

While both Joint Insureds are alive, subject to this policy's provisions, you may:

Change the Face Amount; and
Change the Death Benefit Option.

Death Benefits

At the Surviving Joint Insured's death, the proceeds payable include the Death Benefit then in force:

Plus any additional amounts provided by rider;
Plus a refund of any policy loan interest we have charged but not earned; Minus any Loan Amount; and
Minus any unpaid Monthly Deductions.

The Death Benefit Option in effect is shown on the Policy Data Page. All values are determined as of the Valuation Date on or next following the date of the Surviving Joint Insured's death. The Death Benefit after the younger Joint Insured reaches age 100 is the Accumulation Value.

The Contract

This policy is a legal contract. Read your policy carefully! You rely on us to provide its benefits; we rely on you to pay its premiums. The entire contract is this policy and all applications, Policy Data Pages, riders, and amendments attached at time of issue or agreed upon later.

All statements made by or on behalf of anyone covered by this policy are representations and not warranties. No statement can be used to cancel this policy or can be used in our defense if we refuse to pay a claim, unless it is found in an application, rider, or amendment.

Changes

Policy changes must be in writing and signed by our President or Secretary, or one of our Vice Presidents or Assistant Secretaries. No agent or any other person may alter or change the terms and conditions of this policy.

General Definitions

In Force

This policy is in effect.

Joint Insureds
The persons upon whose lives this policy is issued. The Policy Data Page lists the Joint Insureds.

Surviving Joint Insured
The Joint Insured who remains alive after the other Joint Insured dies.

Proceeds
The amount we pay when the Surviving Joint Insured dies or when this policy is surrendered.

We, Us, Our
ReliaStar Life Insurance Company of New York at our Home Office in Woodbury, New York.

85-439
Page 3

General Definitions

Written, In Writing
A written request or notice, signed and dated, and received at our Home Office. The form and content of the request or notice must be acceptable to us.

You, Your
The owner of this policy, as shown on the Policy Data Page, unless changed as allowed in this policy. The Joint Insureds own this policy as joint tenants with right of surviviorship, unless another owner is named. During the lifetime of the Joint Insureds, if owners, we reserve the right to require both Joint Insured's to sign any request to exercise rights under this policy.

Policy Definitions

Accumulation Unit
A unit of measure used to determine the Variable Accumulation Value.

Accumulation Value
The total amount that this policy provides for investment at any time. The Accumulation Value is the total of the Fixed Accumulation Value and the Variable Accumulation Value.

Average Age
The sum of the ages of the Joint Insureds divided by two, rounded to the higher age.

Cash Value
The Accumulation Value minus any Surrender Charge.

Cash Surrender Value
The amount payable to you if you surrender this policy. It is the Cash Value minus any Loan Amount and unpaid Monthly Deductions.

The Code
The Internal Revenue Code of 1986, as amended.

Face Amount
The minimum Death Benefit payable as long as this policy is in force. The Initial Face Amount is shown on the Policy Data Page. You may change the Face Amount as described in this policy.

Fixed Account
All our assets other than those allocated to the Variable Account or any other separate account. We have complete ownership and control of the assets in the Fixed Account.

Loan Amount
The sum of all unpaid policy loans including preferred loans.

Monthly Anniversary
Whenever your Monthly Anniversary falls on a date other than a Valuation Date, the Monthly Anniversary will be the next Valuation Date. The first Monthly Anniversary is on the Policy Date.

Policy Date
The Policy Date is shown on the Policy Data Page. We use the Policy Date to determine policy years, policy months, Monthly Anniversaries, and policy anniversaries.


Sub-Account
A subdivision of the Variable Account. Each Sub-account invests exclusively in the shares of one of the mutual funds shown on the Policy Data Page, or added later.

5392
Page 4

Valuation Date
The close of business each day that the New York Stock Exchange is open for trading and valuations have not been suspended by the Securities and Exchange Commission. We may also declare a Valuation Date on any other day on which there is sufficient trading in the mutual funds' portfolio to materially affect the Accumulation Unit Value in the corresponding Sub-account.

Valuation Period
The period of time between a Valuation Date and the next Valuation Date.

Variable Account
ReliaStar Life Insurance Company of New York Variable Life Separate Account I, a separate investment account of ours. The Variable Account is used only to receive and invest Net Premiums paid under our variable life insurance policies. The assets of the Variable Account will be valued on each Valuation Date. We have complete ownership and control of the assets in the Variable Account.

Assets of the Variable Account equal to its liabilities will not be charged with liabilities arising out of any other business we conduct. However, we may transfer any assets which exceed the liabilities of the Variable Account to our Fixed Account.

The Variable Account is treated as a unit investment trust under federal securities laws. It is registered with the Securities and Exchange Commission according to the Investment Company Act of 1940. It was established under the insurance laws of the State of New York. Any change in the investment policy of the Variable Account must be approved by the Department of Insurance of the State of New York according to the approval process on file with the State.

Death Benefit Options

This policy has two Death Benefit Options. The Death Benefit Option in effect on the Policy Date is shown on the Policy Data Page. All values are determined as of the Valuation Date on or next following the date of the Surviving Joint Insured's death. The two Death Benefit Options are:

Option A (Level Amount Option)
The Death Benefit prior to age 100 of the younger Joint Insured is the greater of:

The Face Amount; or
The Accumulation Value multiplied by the Corridor Percentage, as shown on the Policy Data Page, according to the younger Joint Insured's attained age.

Option B (Variable Amount Option)

The Death Benefit prior to Age 100 of the younger Joint Insured is the greater of:

The Face Amount plus the Accumulation Value; or
The Accumulation Value multiplied by the Corridor Percentage, as shown on the Policy Data Page, according to the younger Joint Insured's attained age.

85-440
Page 5

Requested Changes in Face Amount

After the fourth policy year, you may request an increase or decrease in your Face Amount by notifying us in writing. Changes in Death Benefit Option also change the Face Amount. (See Changes in DeathBenefit Option.)

Increases

Increases in Face Amount must be at least $5,000. You cannot increase the Face Amount after any Joint Insured's age exceeds age 85.

We may require written proof that each Joint Insured is still insurable before making an increase. An approved increase goes into effect on the Monthly Anniversary on or next following the date of the approval.

Decreases

You cannot decrease the Face Amount below the Minimum Face Amount shown on the Policy Data Page. You cannot decrease the Face Amount if any Survivorship Term Rider (STR) is attached. If, following a requested decrease in Face Amount, this Policy would no longer qualify as life insurance under federal tax law, we will limit the decrease to an amount that would maintain that qualification.

Changes go into effect on the Monthly Anniversary on or next following the date we receive your request. At least six months must lapse between decreases.

For the purpose of determining the cost of insurance when more than one Rate Class applies to the current Face Amount, the Face Amount will be reduced in the following order:

The Face Amount provided by the most recent increase; The next most recent increases successively; and
The Initial Face Amount.

5393
Page 6

Requested Changes in Face Amount

Effect of Requested Changes in Face Amount

A change in Face Amount will affect the Monthly Deduction because the cost of insurance and the Monthly Expense Charge are based on the Face Amount. The cost of certain rider benefits may also be affected.

If the Death Benefit Guarantee is in effect, we will calculate a new Minimum Monthly Premium for the Death Benefit Guarantee from the effective date of the change in Face Amount. Additional premium payments may be required to maintain the Death Benefit Guarantee. A decrease in Face Amount will reduce the Minimum Monthly Premium. We will send you a new Policy Data Page with the new Minimum Monthly Premium.

An increase in Face Amount will increase Surrender Charges. We will send you a new Policy Data Page showing the amount and duration of the new Surrender Charges. Decreases in Face Amount do not reduce the Surrender Charge.

Changes in Death Benefit Option

You may request in writing to change the Death Benefit Option. A change in Death Benefit Option will also change the Face Amount. If you change from Option A (Level Amount Option) to Option B (Variable Amount Option), the Face Amount is decreased by an amount equal to the Accumulation Value on the effective date of the change. The change is effective on the Monthly Anniversary on or next following the date we receive your request. You cannot change the Death Benefit Option if the resulting Face Amount would fall below the Minimum Face Amount shown on the Policy Data Page.

If you change from Option B (Variable Amount Option) to Option A (Level Amount Option), the Face Amount is increased by an amount equal to the Accumulation Value on the effective date of the change. The change is effective on the Monthly Anniversary on or next following the date we receive your request.

A change in Face Amount due to a change in Death Benefit Option will affect the Monthly Deduction because the cost of insurance and the Monthly Expense Charge depend on the Face Amount. The cost of certain rider benefits may also be affected.

The Surrender Charges will not be affected by a change in the Death Benefit Option.

Premiums

There is no insurance under this policy until the initial premium is paid. The initial premium is shown on the Policy Data Page. All premiums are payable in advance of the period to which they apply.

Net Premium

When you pay a premium, we deduct the Premium Expense Charge. The Premium Expense Charge is equal to 1 plus 2, (1 + 2), where:

Is the premium multiplied by the Percent of Premium Charge shown on the Policy Data Page; and Is the Premium Processing Charge. The Premium Processing Charge is subject to change, but will not exceed the Maximum Premium Processing Charge shown on the Policy Data Page.

The amount remaining after we have deducted the Premium Expense Charge from a premium is the Net Premium. The Net Premium is credited to the Fixed Account and the Sub-accounts of the Variable Account according to your allocation.

The portion of the Net Premium allocated to the Fixed Account earns interest as described in the Fixed Accumulation Value provision of the policy.

The portion of the Net Premium allocated to a Sub-account is invested at net asset value in shares of a specified mutual fund. As of the Policy Date, the mutual funds in which the Sub-accounts invest are listed on the Policy Data Page. A Sub-account may be added later or deleted according to the "Substitution of Mutual Fund Shares" provision of this policy.

85-441
Page 7

Premiums

Allocation of Premiums

The initial allocation of premiums to the Fixed Account and the Sub-accounts of the Variable Account is specified on the application for this policy, and is shown on the Policy Data Page. You may change the allocation at any time by notifying us in writing. Changes will not be effective until the date we receive your notice, and will only affect premiums we receive on or after that date. You may allocate 100% to any account or divide your allocation in whole percentage points totaling 100%. We reserve the right to adjust your allocations to eliminate fractional percentages.

Amount and Timing of Premium Payments

The amount and frequency of premium payments will affect the Accumulation Value, the Cash Surrender Value, and how long the life insurance provided by this policy will remain in force.

After the initial premium you may determine the amount and timing of premium payments, within the following restrictions:

We may require proof which satisfies us that each Joint Insured is still insurable if any premium, planned or unscheduled, would increase the difference between the Death Benefit and the Accumulation Value;

We reserve the right to refuse to accept any premium which would disqualify your policy for favorable tax treatment under the Code. If premiums paid exceed the maximum permitted under the Code, we will return the excess premiums with interest to you within 60 days after the end of the policy year. However, you have the right to pay the premium required to keep this policy in force to the end of the policy year;

We may refuse to accept any premium less than $25; and

We will not accept premium payments after age 100 of the younger Joint Insured.

You may pay premiums by sending them to the address shown below. Please include your policy number. The current address for payment is:

ReliaStar Life Insurance Company of New York
P.O.  Box 802511
Chicago, Illinois 60680-2511

Upon request, we will send you a receipt signed by one of our officers.

Planned Periodic Premiums

You may pay planned periodic premiums annually, semi-annually, quarterly, or, if you choose, we can also deduct planned periodic premiums from your bank account monthly. We will notify you of your planned periodic premium at least once a year.

The amount and frequency of the initial planned periodic premiums are shown on the Policy Data Page. You may change the frequency and amount of planned periodic premiums by notifying us in writing of the change. We reserve the right to limit the amount of any increase in planned periodic premiums if such increase would result in planned periodic premiums that are larger than either of 1 or 2, where:

Is the maximum premium we would accept under the terms of the Amount and Timing of Premium Payments provision; and

Is a planned periodic premium which would total more than $50,000 per year.

We may send you periodic premium notices depending on the frequency and method of premium payment you have chosen.

Unscheduled Additional Premiums

Premiums, other than planned periodic premiums, may be paid at any time. We may limit the number and amount of these additional payments. (See "Amount and Timing of Premium Payments" above.)

5394
Page 8

Death Benefit Guarantee

The Death Benefit Guarantee Period is shown on the Policy Data Page and begins on the Policy Date. The Death Benefit Guarantee is in effect during the Death Benefit Guarantee Period if, on each Monthly Anniversary since the Policy Date, 1 is equal to or greater than 2, where:

Is the sum of all premiums paid minus any partial withdrawals and any Loan Amount; and Is the sum of Minimum Monthly Premiums since the Policy Date, including the Minimum Monthly Premium for the current Monthly Anniversary.

If the Death Benefit Guarantee is in effect, we guarantee that we will not lapse your policy, even if the Cash Surrender Value is not sufficient to pay the Monthly Deduction that is due. Although we determine each month whether or not you have made sufficient premium payments to maintain the Death Benefit Guarantee, you do not have to pay premiums monthly.

If, on any Monthly Anniversary you have not paid sufficient premiums to maintain the Death Benefit Guarantee, we will send you notice of the required payment. If we do not receive the required payment within 61 days following the date we mail you written notice, the Death Benefit Guarantee is no longer in effect and cannot be reinstated.

Policy Changes Affecting the Minimum Monthly Premium and the Death Benefit Guarantee Period

The Minimum Monthly Premium may be affected by requested changes in Face Amount, changes in the Death Benefit Option, and may also be changed when a rider is added or terminated. The new Minimum Monthly Premium and Death Benefit Guarantee Period will be shown on a new Policy Data Page and applies from the date of the change.

Grace Period and Policy Lapse

If on any Monthly Anniversary the Death Benefit Guarantee is not in effect and the Cash Surrender Value is less than the Monthly Deduction due, within 30 days we will send you written notice of the payment required to keep this policy in force.

If we do not receive sufficient premium from you within 61 days from the date we send written notice to you, this policy will lapse. Sufficient premium is any premium such that the Net Premium is larger than the sum of 1 plus 2, (1 + 2), where:


Is the amount by which the Accumulation Value is less than the Surrender Charge as of the beginning of the grace period; and Is the sum of past due Monthly Deductions.

The grace period begins on the date we send you written notice of the required payment.

If the Surviving Joint Insured dies during the grace period, we deduct any Loan Amount and any unpaid Monthly Deductions from the proceeds.

If the Death Benefit Guarantee is in effect, we will not lapse the policy.

Reinstatement

Reinstatement means putting a lapsed policy back in force. You may reinstate this policy by written request any time within five years after it has lapsed, as long as it has not been surrendered for its Cash Surrender Value.

This policy will be reinstated only as of a Monthly Anniversary. To reinstate this policy and any riders, you must:

Submit proof which satisfies us that each Joint Insured, or Surviving Joint Insured, is still insurable. You must also submit due proof that any Joint Insured not living when you apply for reinstatement died while the policy was in force.

Pay a premium large enough such that the Net Premium is as large as the sum of the Surrender Charge after reinstatement, plus the Monthly Deductions for the date of reinstatement and the following Monthly Anniversary.

This policy will be reinstated only as of a Monthly Anniversary. If you have met the above conditions, and the Surviving Joint Insured dies before the Monthly Anniversary on which the policy would be reinstated, we will pay the Death Benefit as of that Monthly Anniversary.

The Accumulation Value on the date of reinstatement will be the amount provided by the Net Premium paid to reinstate this policy. Subsequent Accumulation Values will be calculated as shown in the Accumulation Value provision of this policy. The Surrender Charges will also be reinstated.


The Surrender Charges after reinstatement will be those in effect on the date of termination, reduced in the same proportion as the Accumulation Value on the date of termination to the Surrender Charge on that date. The Surrender Charge will not be less than zero.


The Death Benefit Guarantee cannot be reinstated.

85-442
Page 9

Accumulation Value

The Accumulation Value of this policy is equal to the sum of the Fixed Accumulation Value plus the Variable Accumulation Value.

Fixed Accumulation Value

The Fixed Accumulation Value on the Policy Date is your Net Premium credited to the Fixed Account on that date minus the Monthly Deduction applicable to the Fixed Accumulation Value for the first policy month.

After the Policy Date, the Fixed Accumulation Value is calculated as 1 + 2 + 3 + 4 -5 - 6, where:

Is the Fixed Accumulation Value on the preceding Monthly Anniversary, plus interest from the Monthly Anniversary to the date of the calculation;

Is the total of your Net Premiums credited to the Fixed Account since the preceding Monthly Anniversary, plus interest from the date premiums are credited to the date of the calculation;

Is the total of your transfers from the Variable Account to the Fixed Account since the preceding Monthly Anniversary, plus interest from the date of transfer to the date of the calculation;

Is the total of your Loan Amount transferred from the Variable Account since the preceding Monthly Anniversary;

Is the total of your transfers to the Variable Account from the Fixed Account since the preceding Monthly Anniversary, plus interest from the date of transfer to the date of the calculation; and

Is the total of your partial withdrawals from the Fixed Account since the preceding Monthly Anniversary, plus interest from the date of withdrawal to the date of the calculation.


If the date of the calculation is a Monthly Anniversary, we also reduce the Fixed Accumulation Value by the applicable Monthly Deduction for the policy month following the Monthly Anniversary.

Interest Rate on the Fixed Accumulation Value

The interest rate applied in the calculation of the Fixed Accumulation Value will not be less than the Minimum Annual Interest Rate shown on the Policy Data Page. This rate is an effective annual interest rate compounded yearly. Interest in excess of the Minimum Annual Interest Rate may be applied in the calculation of your Fixed Accumulation Value in a manner which our Board of Directors determines. We will credit interest no less frequently than annually.

The interest rate applied to any portion of the Accumulation Value which represents the Loan Amount may be less than the interest rate applied to the rest of the Accumulation Value, but not less than the Minimum Annual Interest Rate. Any interest is nonforfeitable, except as it is subject to the deductions and charges, including Surrender Charges, stated elsewhere in this policy. Interest credited on the loaned Accumulation Value is credited annually on the Policy Anniversary to the Fixed Account and the Variable Account according to your premium allocation.

5395
Page 10

Accumulation Value

Variable Accumulation Value

The Variable Accumulation Value is the total of your values in each Sub-account. The value for each Sub-account is equal to 1 multiplied by 2, (1 x 2), where:

Is your current number of Accumulation Units; and

Is the current Unit Value.

The Variable Accumulation Value will vary from Valuation Date to Valuation Date reflecting changes in 1 and 2 above.

Accumulation Units

When transactions are made which affect the Variable Accumulation Value, dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is found by dividing the dollar amount of the transaction by the current Unit Value.

The number of Accumulation Units for a Sub-account increases when:

Net Premiums are credited to that Sub-account; or

Transfers from the Fixed Account or other Sub-accounts are credited to that Sub-account.

The number of Accumulation Units for a Sub-account decreases when:

You take out a Policy Loan from that Sub-account;

You take a partial withdrawal from that Sub-account;

We take a portion of the Monthly Deduction from that Sub-account; or

Transfers are made from that Sub-account to the Fixed Account or other Sub-accounts.

Unit Value

The Unit Value for a Sub-account on any Valuation Date is equal to the previous Unit Value multiplied by the Net Investment Factor for that Sub-account for the Valuation Period ending on that Valuation Date.

85-443
Page 11

Accumulation Value

Net Investment Factor

The Net Investment Factor is a number that reflects charges to this policy and the investment performance during a Valuation Period of the mutual fund in which a Sub-account is invested. If the Net Investment Factor is greater than one, the Unit Value is increased. If the Net Investment Factor is less than one, the Unit Value is decreased. The Net Investment Factor for a Sub-account is determined by dividing 1 by 2, ( 1 / 2 ), where:

Is the result of:

The net asset value per share of the mutual fund shares in which the Sub-account invests, determined at the end of the current Valuation Period;

Plus the per share amount of any dividend or capital gain distributions made on the mutual fund shares in which the Sub-account invests during the current Valuation Period; and

Plus or minus a per share charge or credit for any taxes reserved for which we determine to have resulted from the investment operations of the Sub-account and to be applicable to this policy.

Is the result of:

The net asset value per share of the mutual fund shares held in the Sub-account, determined at the end of the last prior Valuation Period; and

Plus or minus a per share charge or credit for any taxes reserved for which we determine to have resulted from the investment operations of the Sub-account and to be applicable to this policy.

Monthly Deduction

The Monthly Deduction is a charge made monthly against the Accumulation Value. The Monthly Deduction for a policy month will be calculated as 1, plus 2, plus 3, plus 4, plus 5, (1 + 2 + 3 + 4 + 5), where:

Is the cost of insurance for this policy for the policy month; Is the Monthly Expense Charge for the policy month;

Is the Monthly Expense Charge for the policy month;

Is the cost of any rider benefits, other than any Waiver of Monthly Deduction rider, for the policy month;

Is the Monthly Mortality and Expense Risk Charge for the policy month; and

Is the cost of any Waiver of Monthly Deduction rider for the policy month.

The Monthly Deduction is deducted from the Fixed Accumulation Value and the Variable Accumulation Value as of the Monthly Anniversary. The amount of the Monthly Deduction we deduct from the Fixed Accumulation Value is 1 multiplied by 2 divided by 3, ((1 x 2) / 3)), where:

Is the cost of any riders benefits plus the cost of insurance for this policy plus the Monthly Expense Charge, for the policy month;

Is the Fixed Accumulation Value minus the Loan Amount; and

Is the Accumulation Value minus the Loan Amount.

The remainder of the Monthly Deduction is deducted from the Variable Accumulation Value. The portion of the Monthly Deduction we deduct from each Sub-account of the Variable Accumulation Value is the amount of Monthly Deduction deducted from the Variable Accumulation Value times the ratio of the value of each Sub-account to the Variable Accumulation Value.

5396
Page 12

Cost of Insurance
We determine the cost of insurance on a monthly basis. The cost of insurance for a policy month is calculated as 1 multiplied by the result of 2 minus 3, 1 x (2
- 3), where:

Is the cost of insurance rate as described in the Cost of Insurance Rates provision of this policy;

Is the Death Benefit at the beginning of the policy month, divided by the sum of
1.000000 plus the Minimum Monthly Interest Rate shown on the Policy Data Page;
and

Is the Accumulation Value immediately before the Monthly Deduction, for the policy month.

The cost of insurance is determined separately for the Initial Face Amount and any increases made later. If the rate class for the Initial Face Amount is different from that of an increase, the Accumulation Value used in 3 above will first be considered a part of the Initial Face Amount. If the Accumulation Value on the Monthly Anniversary exceeds the Initial Face Amount, it will be considered to be part of any increase in the Face Amount in order of the increases.

Cost of Insurance Rates

The monthly cost of insurance rate for this policy is based on each Joint Insured's sex, issue age, and rate class as shown on the Policy Data Page, and the policy year. If your Death Benefit is a percentage of the Accumulation Value as described under the definition of "Death Benefit" in Level Amount Option, item 2, or Variable Amount Option, item 2, the rate class with the most recent effective date will apply. Issue age means age last birthday on the effective date of the coverage. Except for Face Amounts when one or both Joint Insureds are in a rated Rate Class, the cost of insurance charges can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates. This table is based on the Commissioners Standard Ordinary (CSO) Tables shown on the Policy Data Page. For Face Amounts where one or both Joint Insureds are in a rated Rate Class, the guaranteed cost of insurance rates are calculated based on appropriate adjustments to the appropriate CSO tables. The rates may also be increased by any extra cost of insurance shown on the Policy Data Page for either or both Joint Insureds.

Monthly Expense Charge

The Monthly Expense Charge for a policy month will be calculated as 1, plus 2, plus 3, plus 4, (1 + 2 + 3 + 4), where:

Is the Monthly Administrative Charge. The Monthly Administrative Charge is subject to change, but will not exceed the Maximum Monthly Administrative Charge shown on the Policy Data Page. The Monthly Administrative Charge will not exceed the product of $5.00 and the ratio(not to exceed 2.00) of a to b, where:

Is the Consumer Price Index (for all urban households) for the preceding September; and

Is the Consumer Price Index for September 1985.

Is the Death Benefit Guarantee Charge and the Term shown on the Policy Data
Page;

Is the Monthly Policy Charge. This charge and the Term during which it is applied are shown on the Policy Data Page; and

Is the Monthly Amount Charge. This charge is equal to the Monthly Amount Charge per $1,000, as shown on the Policy Data Page, multiplied by the Face Amount divided by $1,000. This charge applies to the Initial Face Amount during the Term shown on the Policy Data Page. An Additional Monthly Amount Charge Per $1,000 will apply to any approved increase in Face Amount. We will send you written notice of the amount and Term of the Additional Monthly Amount Charge. Any change in Face Amount due solely to a change of Death Benefit Option does not affect the charge.

85-444
Page 13

Monthly Deduction

Monthly Mortality and Expense Risk Charge

The Monthly Mortality and Expense Risk Charge for a policy month will be calculated as 1 multiplied by 2, ( 1 x 2), where:

Is the Mortality and Expense Risk Charge, which will not exceed the Maximum Mortality and Expense Risk Charge shown on the Policy Data Page, divided by 12; and

Is the Variable Accumulation Value before the Monthly Deduction, minus the portion which was taken from the Variable Account for each of the following deductions:

The Cost of Insurance for the policy month;

The cost of any rider benefits, other than any Waiver of Monthly Deduction rider, for the policy month;

The Monthly Expense Charge for the policy month.

Basis of Computations

Where required, a detailed statement of the method of computation of cash values under this policy has been filed with the insurance department of the state in which this policy was delivered. Cash values under this policy are not less than the minimums required by the state in which this policy was delivered.

Adjustments to Policy Cost Factors

Adjustments to the monthly cost of insurance rate and Monthly Administrative Charge will be by Rate Class and based upon changes in future expectations for mortality, persistency, interest, taxes, and expenses. Any changes to the monthly cost of insurance rate or Monthly Administrative Charge will be made only prospectively, based on future expectations, in accordance with procedures and standards on file with the New York Insurance Department. Changes will not be used to recoup past losses or distribute past gains. The experience underlying the monthly cost of insurance rate will be reviewed at regular intervals, no less often than every five years.

Continuation of Insurance

Even if you do not make additional premium payments, your insurance coverage under this policy, and any benefits provided by rider, will stay in force as long as the Cash Surrender Value is large enough to cover the Monthly Deduction. If the Cash Surrender Value is less than the Monthly Deduction due, we will use the Cash Surrender Value to continue the insurance during the grace period.


Paid-up Life Insurance

Any time before the oldest Joint Insured's age 100, you may use the Cash Surrender Value to purchase single premium paid-up life insurance.

Any paid-up life insurance purchased under the terms of this policy will not be larger than the sum of the Cash Value of the paid-up life insurance, plus the Death Benefit of the policy, minus the Accumulation Value of the policy. Any Cash Surrender Value not used to purchase paid-up life insurance will be paid to you in cash.


Noforfeiture Provisions (continued)

We base the single premium for paid-up insurance on both the Joint Insureds' sex, age, and rate class(es) at the time this option is exercised, and the single premium life insurance rates in effect at that time. These rates may not exceed the net single premium rates based on the Commissioners Standard Ordinary Mortality (CSO) Table and the Non-forfeiture Interest Rate, both of which are shown on the Policy Data Page. The Cash Value of the paid-up life insurance is also calculated based on the CSO Table and Non-forfeiture Interest Rate.

To purchase paid-up life insurance, we transfer the Cash Surrender Value of this policy to the Fixed Account.

If this policy is in force as paid-up life insurance:

1.  The Accumulation Value provision of this policy no longer applies;

2.  You cannot pay additional premiums;

3.  You cannot make partial withdrawals; and

4.  We do not make any further Monthly Deductions.

Transfers

You may request in writing the transfer of all or part of your Accumulation Value between the Fixed Account and the Sub-accounts of the Variable Account. We consider all transfers received in the same request and made on the same Valuation Date as one transfer. We make a transfer on the first Valuation Date after we receive your written request.

We do not make a charge for the first 12 transfers in a policy year. However, we may make a charge for each transfer in excess of the first 12 transfers in a policy year, but the charge may not exceed $25.00. We reserve the right to limit the number of transfers to 12 per year. All transfers are also subject to any charges and conditions imposed by the mutual fund whose shares are involved.

5397
Page 14

Transfers

Transfers from the Fixed Account

To transfer all or part of your Fixed Accumulation Value, you must meet the following conditions:

The request to transfer must be postmarked no more than 30 days before the policy anniversary, and no later than 30 days after the policy anniversary. Only one transfer is allowed during this period;

The Fixed Accumulation Value after the transfer must be at least equal to the Loan Amount;

No more than 50% of the Fixed Accumulation Value (minus any Loan Amount) may be transferred unless the balance, after the transfer, would be less than $1,000. If the balance would fall below $1,000, the full Fixed Accumulation Value (minus any Loan Amount) may be transferred; and

You must transfer at least:

$500; or

The total Fixed Accumulation Value (minus any Loan Amount) if less than $500.

Transfers from a Sub-account

To transfer from a Sub-account, Accumulation Units are redeemed on the next Valuation Date after we receive your request and their value is reinvested in other Sub-accounts, or the Fixed Account, as directed in your request. We will effect transfers and determine all values in connection with transfers at the end of the Valuation Period during which we receive your request, except as otherwise specified for the Dollar Cost Averaging or Portfolio Rebalancing Services. With respect to future net premium payments, however, your current premium allocation will remain in effect unless you have requested the Portfolio Rebalancing Service, or you are transferring all of the Variable Accumulation Value from the Variable Account to the Fixed Account in exercise of conversion rights.

85-451
Page 15

Transfers

Dollar Cost Averaging Service

You may request this service if your Face Amount is at least $100,000 and either your Accumulation Value, less any Loan Amount, is at least $5,000 or your initial premium is at least $5,000. If you request this service in writing, we will make specific periodic transfers of a fixed dollar amount from any of the Sub-accounts to one or more of the Sub-accounts or to the Fixed Account. No transfers from the Fixed Account are permitted under this service. Transfers of this type may be made on a monthly, quarterly, semi-annual, or annual basis. We make no guarantees that Dollar Cost Averaging will result in a profit or protect against loss.

The Dollar Cost Averaging service will be discontinued immediately:

If you make a written request to discontinue this service;

On receipt of any request to begin a Portfolio Rebalancing service;

If the policy is in the grace period on any date when Dollar Cost Averaging transfers are scheduled;

If the specified transfer amount from any Sub-account is more than the Accumulation Value in that Sub-account; or

If the specified transfer amount from any Sub-account is more than the Accumulation Value in that Sub-account; or Thirty-six months after the Dollar Cost Averaging start date.

We reserve the right to discontinue, modify, or suspend this service. Any such modification or discontinuation would not affect any Dollar Cost Averaging service requests already commenced.

Portfolio Rebalancing Service

You may request this service if your Accumulation Value, less any Loan Amount, is at least $10,000. If you request this service in writing, we will make periodic transfers to maintain your specified percentage allocation of Accumulation Value, less any Loan Amount, among the Sub-accounts of the Variable Account and the Fixed Account. Your allocation of future Net Premium payments will also be changed to be equal to this specified percentage allocation. Transfers made under this service may be made on a quarterly, semi-annual, or annual basis.

The Portfolio Rebalancing service will be discontinued immediately:

If you make a written request to discontinue this service;

On receipt of any request to change the allocation of premiums to the Fixed Account and Sub-account of the Variable Account;

On receipt of any request to begin a Dollar Cost Averaging service;

On receipt of any request to transfer Accumulation Value among the Fixed Account or Sub-accounts;

If the policy is in the grace period; or

The Accumulation Value, less any Loan Amount, is less than $7,500 on any Valuation Date when Portfolio Rebalancing transfers are scheduled.

We reserve the right to discontinue, modify, or suspend this service. Any such modification or discontinuation could affect Portfolio Rebalancing services currently in effect, but only after 30 days notice to you.

5409
Page 16

Cash Value, Cash Surrender Value, Total Surrender, and Partial Withdrawal

Cash Value

The Cash Value of this policy is the Accumulation Value minus any Surrender Charge.

The Cash Value is never less than zero.

Cash Surrender Value

The Cash Surrender Value of this policy is the Cash Value minus the Loan Amount and any unpaid Monthly Deductions.

Surrender Charge

We make a Surrender Charge if you surrender this policy or it lapses. The amount and duration of this charge is shown on the Policy Data Page.

Additional Surrender Charges will apply to any approved increase in Face Amount. We will send you written notice of the amount and duration of the additional Surrender Charge.

If Surrender Charges are shown on an annual basis, they grade uniformly by policy month between the consecutive years shown.

Any increases or decreases in Face Amount resulting from changes in the Death Benefit Option, and any requested decreases in Face Amount, do not affect the Surrender Charges.

Total Surrender

You may surrender this policy for its Cash Surrender Value by sending us a written request.

Partial Withdrawal

After the first policy year, you may withdraw part of your Cash Surrender Value by sending us a written request. The amount of any partial withdrawal must be at least equal to $500.00. The maximum partial withdrawal equals the Cash Surrender Value multiplied by the Percent of Partial Withdrawal shown on the Policy Data Page. Only one partial withdrawal is allowed in any policy year. We may make a charge for each partial withdrawal, but the charge will not exceed $25.00.

Unless you specify, we make partial withdrawals from the Fixed Accumulation Value and the Variable Accumulation Value on a proportionate basis. For the purpose of calculating the proportion, the Loan Amount is subtracted from the Fixed Accumulation Value. We make partial withdrawals from a Sub-account by the automatic surrender of Accumulation Units.

85-445
Page 17

Cash Value, Cash Surrender Value, Total Surrender, and Partial Withdrawal
Benefits

The Effect of Partial Withdrawals

The Accumulation Value will be reduced by the amount of any partial withdrawal. The Death Benefit will also be reduced by the amount of the withdrawal, or, if the Death Benefit is based on the Corridor Percentage of Accumulation Value, by an amount equal to the Corridor Percentage times the amount of the withdrawal.

The Face Amount will be reduced by the amount of the partial withdrawal if Option A (Level Amount Option) is in effect. We do not allow a withdrawal if the Face Amount after a partial withdrawal would be less than the minimum Face Amount shown on the Policy Data Page. If more than one Premium Class applies to the current Face Amount, for the purpose of determining the cost of insurance, the Face Amount will be reduced in the following order:

The Face Amount provided by the most recent increase;

The next most recent increases successively; and

The Initial Face Amount.

If Death Benefit Option B (Variable Amount Option) is in effect, a partial withdrawal does not affect the Face Amount.

A partial withdrawal may cause the Death Benefit Guarantee to terminate. The amount of the partial withdrawal is deducted from the total premium paid in calculating whether sufficient premiums have been paid to maintain the Death Benefit Guarantee.

Policy Loans

After the first policy year, if this policy has a Loan Value, you may take out a loan from us by written request. We use this policy as security for the loan. Each loan must be at least $500.

We will not lend you more than the Loan Value. The Loan Value is 1, minus 2, (1
- 2), where:

Is the Cash Value; and

Is the existing Loan Amount.

When we make a policy loan, the amount of the policy loan will be segregated within the Fixed Accumulation Value of your policy as security for the loan. Unless you specify, amounts held as security for the loan will come from the Fixed Accumulation Value and the Variable Accumulation Value on a proportionate basis. For the purpose of determining the proportion, we subtract any existing Loan Amount from the Fixed Accumulation Value. Amounts equal to the portion of the policy loans coming from the Sub-accounts of the Variable Account are transferred to the Fixed Account, reducing the Variable Accumulation Value. These transfers are not treated as transfers for the purpose of the transfer charge or the limit on the number of transfers in a policy year.

5398
Page 18

Policy Loans

Effect of the Policy Loans

If not repaid, we deduct any unpaid policy loans before paying the proceeds. If, at any time, the Loan Amount exceeds the Cash Value, the grace period goes into effect and we may lapse this policy. A loan may cause the Death Benefit Guarantee to terminate. The Loan Amount is deducted from the total premiums paid in calculating whether you have paid premiums sufficient to maintain the Death Benefit Guarantee.

Loan Interest

We charge interest on the Loan Amount at the Loan Interest Rate shown on the Policy Data Page. After the tenth policy year, we charge interest at the Preferred Loan Interest Rate shown on the Policy Data Page on the portion of your Loan Amount that is not greater than the result of 1 minus 2 plus 3, ( 1 - 2 + 3 ), where:

Is the Accumulation Value;

Is the sum of all premiums paid; and

Is the sum of all partial withdrawals.

This result is called the Preferred Loan Amount.

The Preferred Loan Amount is calculated on the date of any loan and on each policy anniversary thereafter. Policy loan repayments received will be applied first to reduce the portion of your policy loan that is not the Preferred Loan Amount, and then to reduce the Preferred Loan Amount.

On the date of any policy loan, interest is due in advance for the remainder of the policy year. On each policy anniversary thereafter, interest is due in advance for the next full policy year. Any unpaid interest is added to the Loan Amount, and we charge interest on it. If, on any Monthly Anniversary, the Loan Amount exceeds the Cash Value, we will notify you within 30 days. If we do not receive sufficient payment within 61 days from the date we send notice to you, this policy will lapse.

Repayment

You may repay all or part of any policy loan during any Joint Insured's lifetime. If not repaid during the Surviving Joint Insured's lifetime, we deduct the Loan Amount from the proceeds. We generally consider any payments we receive, planned or unscheduled, as a premium payment subject to a Premium Expense Charge. Therefore, when you make a payment on a policy loan, to avoid a Premium Expense Charge, you must tell us that you are making a loan payment. We reserve the right to treat a loan payment as a premium payment if doing so will:

Prevent this policy from lapsing; or

Prevent borrowing from this policy to pay premiums.

Loan repayments reduce the Loan Amount. We will transfer from the Fixed Account to each Sub-account of the Variable Account, 1 multplied by 2, ( 1 x 2 ), where:

Is the amount of the loan repayment; and

Is the current proportion used to allocate premiums to that Sub-account.

These transfers are not treated as transfers for the purpose of the transfer charge or the limit on the number of transfers in a policy year.

Delay of Payment on Surrender, Partial Withdrawals and Loans

The amount surrendered, withdrawn, or loaned will normally be paid to you within seven days of:

Receipt of your written request; and

Receipt of your policy, if required

We may delay making the payment when we are not able to determine the Variable Accumulation Value because:

The New York Stock Exchange is closed for trading; or

The Securities and Exchange Commission determines that a state of emergency exists.

85-446
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Delay of Payment on Surrender, Partial Withdrawals and Loans


 We have the right to delay making a surrender, partial withdrawal, or loan from the Fixed Account for up to six months from the date we receive your request. If we delay payment for 10 days or more, we pay interest at the same rate we are currently paying on proceeds at death from the date of the surrender, partial withdrawal, or loan request to the date of payment. However, our inability to determine the Variable Accumulation Value will not delay payments fromthe Fixed Accumulation Value if both the amount of the Fixed Accumulation Value and the amount of payment to be paid from the Fixed Accumulation Value can be determined.


Beneficiary

The beneficiary is named to receive the proceeds to be paid at the Surviving Joint Insured's death. You may name one or more beneficiaries on the application. Later, you may name, add, or change beneficiaries by written request as described below. You may also choose to name a beneficiary whom you cannot change without his or her consent. This is an irrevocable beneficiary.

Naming, Adding, or Changing Beneficiaries

You can name, add, or change beneficiaries by written request if all of these are true:

This policy is in force;

The Surviving Joint Insured is alive; and

We have the written consent of all irrevocable beneficiaries.

A change will take effect as of the date it is signed but will not affect any payment we make or action we take before receiving your request.

Paying Proceeds

We pay death proceeds in the following order:

Collateral assignees, if any, have first priority;

The beneficiary, if any, receives any proceeds that remain. If there is more than one beneficiary, each receives an equal share, unless you have requested another method in writing. Unless otherwise provided, to receive proceeds, a beneficiary must be living on the 10th day after the Surviving Joint Insured's death; then

If there are no beneficiaries, you receive any proceeds that remain.

Control of Policy

Ownership

As owner, you have the rights and duties outlined in this policy. However, we need the written consent of all irrevocable beneficiaries and collateral assignees, if you wish to:

Surrender this policy or make a partial withdrawal;

Take out a policy loan;

Change the owner;

Name or change a contingent owner;

Add or delete a term insurance rider;

Change the Face Amount; or

Change the Death Benefit Option

5399
Page 20

Control of Policy

We need the written consent of all irrevocable beneficiaries, if you wish to:

Change a beneficiary;

Choose or change a Settlement Option; or

Assign this policy or any of its benefits as collateral.

Your rights, as outlined in this policy, end at the Surviving Joint Insured's death.

Collateral Assignment

You may assign the benefits of this policy as collateral for a debt. This limits your rights to the Cash Surrender Value and the beneficiary's rights to the proceeds. A collateral assignment does not change the owner.
A collateral assignee does not have ownership rights.

An assignment is not binding on us until we receive written notice of it. We assume no responsibility as to the validity of any assignment. When we pay proceeds, we may rely on what the collateral assignee states as the debt due.

Changing Ownership

You can change the owner of this policy by sending us a written request. This is called an "absolute assignment." You transfer all your rights and duties as owner to a new owner. The new owner can then make any change the policy allows.

You can also name a contingent owner who will own this policy at your death. You may name, change, or withdraw a contingent owner by sending us a written request.

An absolute assignment or contingent owner request:

Does not change the coverage or the beneficiary;

Applies only if we receive your request;

Takes effect from the date signed;

Does not affect any payment we make or action we take before receiving your request; and

Is not a collateral assignment.

Settlement Options

Settlement Options are ways of paying the proceeds of this policy. These options apply to:

Payment of proceeds at death; and

Proceeds payable upon full surrender of this policy for its Cash Surrender
Value.

Proceeds applied under a settlement option no longer earn interest at the rate applied to the Fixed Account or participate in the investment experience of the Variable Account.

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Page 21

Settlement Options

Choosing Options

Settlement Options are chosen or withdrawn by making a written agreement with us or by sending us written notice. Our approval is needed for an option to be chosen or withdrawn. Before the Surviving Joint Insured's death, only you can choose or withdraw an option. After the Surviving Joint Insured's death, a beneficiary may choose an option depending on prior restrictions made by you or a collateral assignee. A change of beneficiary or owner withdraws all chosen options; you must choose again any options you want.

We issue a supplemental contract for proceeds applied under any option. We need not accept an option where less than $2,500 will be applied for each payee. In this case, we may pay a payee's proceeds in one sum. Under an installment option, each payment must be at least $25. If needed, we may increase the time between payments to three months, six months, or a year to make each payment at least $25.

Paying Proceeds

We pay proceeds to a payee. A payee is one to whom we may pay part or all of the proceeds or interest. The primary payee is the first person to whom benefits are payable. If the primary payee dies before we have made all payments under Options 2, 3, or 4, we pay the remaining payments to any contingent payee. We pay the proceeds in one sum, unless one or more of the following options are requested and we agree to it. We will also use any other method of payment that is acceptable to you and to us.

Under Options 2, 3, 4, and 5, we pay the first installment as of the date we issue a supplemental contract to pay the proceeds.

Under Option 6, we pay the first installment at the end of the interval it applies to.

Option 1

The proceeds are left with us to earn interest. The withdrawal rights, the length of time we will hold the proceeds, and any future change of option are subject to our approval. Interest is guaranteed to be at least 3.5% per year.

Option 2

We pay the proceeds with interest in equal installments for the amount you choose at equal intervals until the proceeds and interest are all paid. The interval you choose may be a month, 3 months, 6 months, or a year. The amount chosen for each installment must be such that the total installments payable in any 12 months is at least 7% of the total amount of the proceeds.

The last installment will be for the remaining proceeds and interest, and might not be equal to the other installments. Interest is guaranteed to be at least 3.5% per year.

Option 3

We pay the proceeds in equal installments at equal intervals for the number of years you choose. The interval may be a month, three months, six months, or a year. Use the Option 3 Table to determine the amount of each installment. If you ask, we will tell you the payment amounts for numbers of years or intervals not shown. The Option 3 Table is computed assuming 3.5% interest per year. Interest is guaranteed to be at least 3.5% per year.

5400
Page 22

Settlement Options

Option 3 Table

Number of             Monthly Payments
Years                 Per $1000
                      of Proceeds
5                     $18.12
10                    9.83
15                    7.10
20                    5.75
25                    4.96

Option 4

The proceeds are used to provide an annuity with 60, 120, 180, or 240 months "certain". This means that we continue paying the primary payee in equal monthly installments for as long as the primary payee lives with a number of months "certain". "Certain" means that we make payments for at least as long as the period you choose (either 60, 120, 180, or 240 months), no matter when the primary payee dies. If the primary payee dies before the "certain" period ends, the remaining payments are payable to the contingent payee.

We compute the installments using the calendar year in which the proceeds are applied and the payee's sex and age at that time. We require written proof of the payee's sex and age. If you ask, we will tell you payment amounts for this option. The amount of the installments are computed using the 1983 Table a with Projection Scale G and interest at 3.5% per year.

85-448
Page 23

Settlement Options

Option 5

The proceeds are used to provide a "joint and two-thirds to survivor" life income for two payees. We make monthly payments jointly to the two payees as long as they both live. When one payee dies, the other receives two-thirds of the amount of the joint monthly payment for life. Payments stop when both payees have died. We compute the payment amounts using the calendar year in which the proceeds are applied and the payees' sexes and ages when the proceeds are applied. We require written proof of the payees' ages. If you ask, we will tell you any of these amounts. The amounts of the monthly payments are computed using the 1983 Table a with Projection Scale G and interest at 3.5% per year.

Option 6 (Annuity Option)

The proceeds are used to provide an annuity. Each annuity installment is 103% of the payment that we would make if the payee had used the proceeds to buy a similar, nonparticipating, single premium immediate annuity at our rates on the date the proceeds are applied. We pay these installments at the end of the interval to which they apply. We will not apply this option if a similar option would be more favorable to the payee when proceeds are applied.

Death of Payee

Unless we have agreed otherwise, if a payee dies after we have paid or credited proceeds under Option 1, we will pay the proceeds and any unpaid interest in one sum to the payee's estate. Unless we have agreed otherwise, if a payee dies after we have paid or credited proceeds under Options 2, 3, or 4, we will pay the remaining payments to any contingent payees. If there are no contingent payees, we pay the following amounts to the primary payee's estate.

Under Option 2, we will pay any unpaid sum left with us plus any unpaid interest on that sum.

Under Option 3, we will pay the commuted value (based on interest at an effective annual rate of 3-1/2%) of any unpaid installments.

Under Option 4, we will pay the commuted value (based on interest at an effective annual rate of 3-1/2%) of any unpaid installments remaining in the "certain" period.

5401
Page 24

Settlement Options

Protection of Proceeds

Unless we agree to it, a payee may not do any of the following:

Withdraw any part of the proceeds or interest;

Change the fixed payment intervals or the length of the payment period;

Change the settlement option;

Change the amount of payment;

Surrender the supplemental contract for cash;

Borrow against the supplemental contract; or

Assign the supplemental contract.

If the payee chooses Options 1, 2, or 3, the payee may change the option and transfer the funds that remain to a new option. This applies unless prevented by a written agreement with us.

A payee's creditors may not claim any of the proceeds or interest. This provision applies unless altered by federal or state law.

Interest on Settlement Options

We base the interest rate for proceeds applied under Options 1 and 2 on the interest rate we declare on funds that we consider to be in the same classification based on the option, restrictions on withdrawal, and other factors. The interest rate will never be less than an effective annual rate of 3-1/2%.

In determining amounts to be paid under Options 3 and 4, we assume interest at an effective annual rate of 3-1/2%. Also, for Option 3 and "certain" periods under Option 4, we credit any excess interest we may declare on funds that we consider to be in the same classification based on the option, restrictions on withdrawal, and other factors.

General Provisions

Voting of Mutual Fund Shares

While this policy is in force, you have the right to instruct us how to vote the mutual fund shares attributable to this policy. All fund proxy material and forms used to give voting instructions will be sent to persons having voting interests.

We will vote the mutual fund shares held in Sub-accounts according to the instructions received, as long as:

The Variable Account is registered as a unit investment trust under the Investment Company Act of 1940; and

The assets of the Variable Account are allocated to Sub-accounts that are invested in mutual funds shares.

We may vote the mutual fund shares held in the Sub-accounts at our discretion if we determine that, because of applicable law or regulation, we do not have to vote the mutual fund shares according to the voting instructions received.

If we do not receive timely voting instructions from you, we will vote the applicable mutual fund shares in proportion to the instructions which are received with respect to the other policies providing benefits related to the applicable Sub-account.

The persons entitled to give voting instructions and the number of votes affected by their instructions will be determined as of a record date selected by us, not more than 90 days before the meeting of the applicable mutual fund.

This policy does not give you the right to vote at meetings of our stockholders and/or policyholders.

85-449
Page 25

General Provisions

Substitution of Mutual Fund Shares

We reserve the right, if permitted by law and subject to the approval of the Superintendent, to:

Create new variable accounts;

Combine variable accounts; Including the ReliaStar Life Insurance Company of New York Variable Life Separate Account 1;

Remove, add, or combine Sub-accounts and make the new Sub-accounts available to you at our discretion;

Substitute shares of other investment funds or series thereof for those of the investment funds and series made available under the policy;

Transfer assets of the ReliaStar Life Insurance Company of New York Variable Life Separate Account I which we determine to be associated with the class of contracts to which this policy belongs, to another variable account (if this type of transfer is made, the term "ReliaStar Life Insurance Company of New York Variable Life Separate Account I" as used in this policy will then mean the variable account to which the assets were transferred);

Deregister the ReliaStar Life Insurance Company of New York Variable Life Separate Account I under the Investment Company Act, of 1940, if registration is no longer required;

Make any changes required by the Investment Company Act of 1940;

Operate the ReliaStar Life Insurance Company of New York Variable Life Separate Account I as a managed company under the Investment Company Act of 1940, or any other form permitted by law; and

Restrict or eliminate any voting privileges you or other persons may have as to the ReliaStar Life Insurance Company of New York Variable Life Separate Account I.

Payment of Proceeds

We pay all proceeds of this policy when we receive this policy and proof of death. We make payments under Settlement Options 4, 5, and 6 only to a natural person in that person's own right. We adjust the proceeds payable on the death of the Surviving Joint Insured as follows:

We refund any policy loan interest charged but not earned;

We deduct any Loan Amount; and

We deduct any unpaid Monthly Deductions due on or before the Surviving Joint Insured's death.

As of the date of death, the proceeds no longer earn interest at the rate applied to the Fixed Account or participate in the investment experience of the Variable Account. If payment is delayed more than 10 days, we pay interest on the proceeds at death for the time between the Surviving Joint Insured's death and the earlier of the following:

The date we pay proceeds; or

The date we issue a supplemental contract.

Interest on these funds will be the current interest rate being credited on the interest only settlement option (Option I) but it will never be less than an effective annual rate of 3.5%.

Simultaneous Death

If the Joint Insureds die simultaneously or in circumstances making it uncertain who is the Surviving Joint Insured, the older Joint Insured will be deemed to have been the Surviving Joint Insured, and no payment will be made for the death of the younger Joint Insured.

5402
Page 26

General Provisions

Incontestability

This policy has a two-year contestable period running from the Issue Date shown on the Policy Data Page. During this period, we could ask for information that could lead us to contest this policy or refuse to pay its benefits. After this policy has been in force during both Joint Insured's lifetime for two years from the Issue Date, we cannot claim your policy is void or refuse to pay any proceeds unless the policy has lapsed.

If you make a Face Amount increase or premium payment which requires proof of insurability, the corresponding Death Benefit increase has its own two-year contestable period measured from the date of the increase in Death Benefit.

If this policy is reinstated, this provision will be measured from the date of reinstatement.

Age and Sex

If any Joint Insured's age or sex is misstated, the Death Benefit will be the amount that the most recent cost of insurance would purchase using the current cost of insurance rate for the correct age and sex.

Suicide

If any Joint Insured commits suicide within two years of the Issue Date, we do not pay the Death Benefit. Instead, we refund all premiums paid on this policy and any attached riders, minus any Loan Amounts and partial withdrawals.

If you make a Face Amount increase or premium payment which requires proof of insurability, the corresponding Death Benefit increase has its own two-year suicide limitation for the proceeds associated with that increase. If any Joint Insured commits suicide within two years of the effective date of the increase, we pay the Death Benefit prior to the increase and refund the cost of insurance for that increase.

Termination

This policy terminates when any of the following occur:

The required payment is not paid by the end of the grace period;

The Surviving Joint Insured dies;

The policy is surrendered for its full Cash Surrender Value; or

The policy is amended according to the Amendment provision of this policy and you do not accept the amendment.

If we make a Monthly Deduction from the Accumulation Value after this policy terminates, the deduction is not considered a reinstatement of the policy or a waiver of the termination.

85-450
Page 27

General Provisions

Conversion Right

During the first two policy years and the first 24 months following the effective date of an increase in Face Amount, you may, by written request, convert this policy without evidence of insurability to a policy in which the benefits do not vary with the investment performance of the Variable Account. This conversion is done by transferring all or part of your Variable Accumulation Value to your Fixed Accumulation Value. You must tell us you are exercising your conversion rights when requesting the transfer. We will then waive the transfer charge and that transfer is not counted against the limit on the number of trasnfers in a policy year. You are allowed only one such transfer in each of these 24-month periods.

Also, in the event of a material change in the investment policy of any Sub-account of the Variable Account, you may, by written request convert this policy to a policy in which benefits do not vary with the investment performance of the Variable Account. This conversion is done by transferring all or part of your Variable Accumulation Value to your Fixed Accumulation Value. You must tell us you are exercising your conversion rights when requesting the transfer. We will then waive the transfer charge and that transfer is not counted against the limit on the number of transfers in a policy year. The option to convert is exercisable within 60 days after the effective date of such change in the investment policy or your receipt of the notice of the change in investment policy, whichever is later.

If you exercise this conversion right, we will automatically credit all future premium payments to the Fixed Account, until you specify a change in allocation. At the time of the transfer, there is no effect on the policy's Death Benefit, Accumulation Value, Face Amount, net amount at risk, rate class, or issue age.

Annual Statement

Each year we will send you an annual statement, free of charge, showing the following:

Face Amount;

Cash Surrender Values;

Accumulation Values;

Premiums paid;

Planned periodic premiums;

Interest credits;

Death Benefit;

Loan Amounts;

Partial withdrawals;

Transfers;


Charges since the last statement; and

Any other information required by the Superintendent.


We will make a charge not to exceed $50 for any additional statements you request.

5403
Page 28

General Provisions

Projection Report

If you ask we will provide a report projecting future results. The report will be based on the following:

The Death Benefit Option you specify;

Planned periodic premiums you specify;

The Accumulation Value at the end of the prior policy year; and

Any other assumptions specified by you or us, subject to any limitations imposed by the Securities and Exchange Commission.

We will charge a fee for each report after the first report in any policy year.

Nonparticipating

This contract does not entitle you to participate in our surplus.

Amendment

We reserve the right to amend this policy to include any future changes relating to the following:

Any Securities and Exchange Commission rulings and regulations;

This policy's qualification for treatment as a life insurance policy under the following:

The Code;

Internal Revenue Service rulings and regulations; and

Any requirements imposed by the Internal Revenue Service.

We will send you any amendments promptly.

Disclaimer

We are not liable for any tax or tax penalty you owe resulting from failure to comply with the requirements of the Code, regulations and rulings imposed on this policy.

85-465
Page 29

SURVIVORSHIP FLEXIBLE PREMIUM
VARIABLE LIFE
INSURANCE POLICY

---------------------------------------------------
Variable and/or Fixed
Accumulation Values

Flexible Premiums Payable During
Lifetime of Surviving Joint lnsured

Adjustable Face Amount

Death Benefit Guarantee

Death Benefit Options

Nonparticipating
-----------------------------------------------

NOTICE

To make a claim or exercise your rights under this policy, please write to us at the address below and include your policy number:

Writing directly to us will save time and expense. You do not need to hire any person, firm, or corporation unless, because of a dispute, you wish to.


RELIASTAR RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
P.  O.  Box 9004
1000 Woodbury Road, Suite 102
Woodbury, NY 11797-9004


85-438
Page 30